Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC. 3250 Van Ness Avenue San Francisco, CA 94109	Sharon L. McCollam Executive Vice President, CFO (415) 616-8775

Stephen C. Nelson Director, Investor Relations (415) 616-8754

Christy M. Chanslor Investor Relations (415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports First Quarter 2005 Results

Revenues Up 12.4% — Diluted EPS Up 22.2%

Reiterates Fiscal Year 2005 Diluted EPS Guidance Range of $1.84 to $1.88

San Francisco, CA, May 24, 2005 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the first quarter ended May 1, 2005. Net revenues for the first quarter of fiscal year 2005 increased 12.4% over the first quarter of fiscal year 2004 to $720.7 million. Diluted earnings per share for the first quarter of fiscal year 2005 increased 22.2% over the first quarter of fiscal year 2004 to $0.22.

Ed Mueller, Chief Executive Officer, commented, “We are very pleased to deliver to our shareholders another consecutive quarter of record financial performance. Not only did we achieve record sales and earnings, we also continued to make substantial progress on our supply chain initiatives. In the third and fourth quarters of 2004, we committed to our shareholders that we would work with our vendors to rapidly improve our in-stock positions on core furniture inventories as early as possible in 2005. Our inventory levels, up 23% at the end of the first quarter, demonstrate our success in this initiative. During the first quarter, we substantially improved our customer service by fulfilling customer backorders more quickly than we had expected and improving our recent trends in order fulfillment rates. The success of this initiative allowed us to realize revenues and earnings in the first quarter that we had not expected to realize until the second quarter. We estimate that first quarter earnings benefited by approximately $0.01 per diluted share as a result of this performance. Although we have adjusted our second quarter earnings guidance downward by $0.01 for this shift in the timing of fulfillment, it is not our intention to signal that we are not optimistic about the benefits of improved in-stock positions, as demonstrated by another major first-quarter initiative – the rollout of our new daily store replenishment program. During the quarter, we implemented the first phase of this program to approximately 50% of our stores, and we completed the rollout to the remainder of our stores during the month of May. Also during the quarter, we opened our fifth West Elm store in San Diego to a strong consumer response, similar to our other West Elm prototype store openings. We continue to be extremely encouraged by the performance of the West Elm brand in all channels.”

Mr. Mueller continued, “Despite our successes during the first quarter, we remain cautious in our outlook for the remainder of the year. While the strength of our brands – and our proven track record in driving our business in difficult and uncertain economic times – provide us with a high level of confidence in our ability to execute against our plans, our outlook for the balance of 2005 remains conservative due to the ongoing uncertainty in the macroeconomic and geopolitical environments. Therefore, we are reiterating our fiscal 2005 diluted earnings per share guidance in the range of $1.84 to $1.88, representing an increase of 15.0% to 17.5% versus the $1.60 we achieved in fiscal 2004.”

Howard Lester, Chairman, commented, “Our first quarter results once again demonstrate our ability to drive top-line revenues and strong earnings, while at the same time, continuing to invest in our long-term growth strategies. As I have said before, I believe that the strength of our brands and our consistency in execution are distinct competitive advantages that are going to benefit us throughout 2005 and beyond.”

❑	FIRST QUARTER 2005 — RESULTS FOR THE 13 WEEKS ENDED MAY 1, 2005

Net revenues for the first quarter of fiscal year 2005 increased 12.4% to $720.7 million versus $640.9 million in the first quarter of fiscal year 2004.

Net earnings for the first quarter of fiscal year 2005 increased 22.4% to $26.2 million or $0.22 per diluted share versus $21.4 million or $0.18 per diluted share in the first quarter of fiscal year 2004.

Retail net revenues in the first quarter of fiscal year 2005 increased 13.1% to $397.2 million versus $351.1 million in the first quarter of fiscal year 2004. This increase was primarily driven by a year-over-year increase in retail leased square footage of 11.1%, including 32 net new stores, and a comparable store sales increase of 5.0%. Net revenues generated in the Pottery Barn and Pottery Barn Kids brands, in addition to incremental net revenues generated from the strong performance of our West Elm prototype stores, were the primary contributors to the year-over-year revenue increase. First quarter year-over-year comparable store sales by retail concept are shown in the table below.

First Quarter Comparable Store Sales* by Retail Concept

	13-Weeks Ended
Retail Concept	5/1/05	5/2/04
Williams-Sonoma	<0.5%>	3.6%
Pottery Barn	6.1%	10.2%
Pottery Barn Kids	10.0%	1.0%
Hold Everything	<16.8%>	6.5%
Outlets	19.5%	12.5%
Total	5.0%	6.8%

*	Comparable stores are defined as those stores in which gross square footage did not change by more than 20% in the previous 12 months and which have been open for at least 12 consecutive months without closure for seven or more consecutive days. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. In the first quarter of fiscal year 2005, our total comparable store sales excluded one West Elm store. No stores were excluded in the first quarter of fiscal year 2004.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in the first quarter of fiscal year 2005 increased 11.6% to $323.5 million versus $289.8 million in the first quarter of fiscal year 2004. This increase was primarily driven by net revenues generated in the Pottery Barn, West Elm, Williams-Sonoma and Pottery Barn Kids brands. All of the brands in the direct-to-customer channel delivered positive growth during the quarter. Internet revenues in the first quarter of fiscal year 2005 increased 36.0% to $153.5 million, including the incremental net sales generated by the November 2004 launch of the Hold Everything website, versus $112.9 million in the first quarter of fiscal year 2004. Although the amount of e-commerce revenues that are incremental to our direct-to-customer channel cannot be identified precisely, we estimate that approximately 40% of our company-wide non-gift registry Internet revenues are incremental to the direct-to-customer channel and approximately 60% are catalog-driven revenues.

Gross margin expressed as a percentage of net revenues in the first quarter of fiscal year 2005 was 39.5% versus 38.3% in the first quarter of fiscal year 2004. This 120 basis point increase was primarily driven by expense reductions in shipping costs and a rate reduction in occupancy expenses, partially offset by a furniture-driven rate increase in merchandise cost of goods sold. The improvement in shipping expense was primarily due to ongoing expense reductions in the furniture delivery network, including the transportation cost benefits derived from the late 2004 in-sourcing of furniture line-haul management and the opening of the east coast distribution center. The rate reduction in occupancy expenses was primarily a function of strong sales leverage in the retail channel, substantially offset by higher distribution occupancy expenses resulting from last year’s 25% increase in distribution leased square footage.

Selling, general and administrative expenses were $241.2 million or 33.5% of net revenues in the first quarter of fiscal year 2005 versus $210.6 million or 32.9% of net revenues in the first quarter of fiscal year 2004. This 60 basis point increase as a percentage of net revenues was primarily driven by higher catalog advertising expenses in the direct-to-customer channel. Increased paper costs across all brands, in addition to higher costs associated with increased catalog and page circulation in the emerging brands, drove the majority of this increase.

❑	STOCK REPURCHASE PROGRAM

As announced in a separate press release this morning, the Board of Directors has authorized an additional stock repurchase program to acquire up to an additional 2,000,000 shares of our outstanding common stock. Stock repurchases under this program may be made through open market and privately negotiated transactions at times and in such amounts as management deems appropriate. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. The stock repurchase program does not have an expiration date and may be limited or terminated at any time without prior notice.

The previous stock repurchase program approved by the Board of Directors in May 2004 authorized repurchase of up to 2,500,000 shares of our outstanding common stock. During fiscal year 2004, we repurchased and retired 2,057,700 shares of our common stock under this program at a weighted average cost of $35.22 per share. During the first quarter of fiscal 2005, we repurchased and retired an additional 365,700 shares at a weighted average cost of $33.87 per share or a total cost of approximately $12,387,000. As of May 24, 2005, the remaining authorized number of shares eligible for repurchase under this program was 76,600 shares.

❑	SECOND QUARTER 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $774.0 million to $790.0 million, versus previous guidance in the range of $782.0 million to $798.0 million. This represents a projected increase in net revenues in the range of 12.2% to 14.6% versus $689.6 million in the second quarter of fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $419.0 million to $427.0 million, versus previous guidance in the range of $420.0 million to $428.0 million. This represents a projected increase in retail net revenues in the range of 9.5% to 11.5% versus $382.8 million in the second quarter of fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 1.5% to 3.5%, versus previous guidance in the range of 2.5% to 4.5%. This compares to comparable store sales growth in the second quarter of fiscal year 2004 of 5.0%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude West Elm, which currently has only one store operating for more than one year.

❑	Leased and selling square footage are projected to increase in the ranges of 11.0% to 12.0% and 10.0% to 11.0%, respectively, unchanged from previous guidance. This compares to leased and selling square footage growth in the second quarter of fiscal year 2004 of 12.0% and 12.2%, respectively.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $355.0 million to $363.0 million, versus previous guidance in the range of $362.0 million to $370.0 million. This represents a projected increase in direct-to-customer net revenues in the range of 15.7% to 18.3% versus $306.8 million in the second quarter of fiscal year 2004.

•	Gross Margin

❑	Gross margin as a percentage of net revenues in the second quarter of fiscal year 2005 is projected to be in the range of 38.5% to 38.7%, versus previous guidance in the range of 38.3% to 38.5%. Gross margin as a percentage of net revenues in the second quarter of fiscal year 2004 was 37.6%. This represents a projected increase in the gross margin rate in the range of 90 to 110 basis points.

•	Selling, General and Administrative Expenses (SG&A)

❑	SG&A expenses as a percentage of net revenues in the second quarter of fiscal year 2005 are projected to be in the range of 32.4% to 32.6%, versus previous guidance in the range of 32.1% to 32.3%. SG&A expenses as a percentage of net revenues in the second quarter of fiscal year 2004 were 31.1%. This represents a projected increase in the SG&A expense rate in the range of 130 to 150 basis points.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net in the second quarter of fiscal year 2005 is projected to be interest income in the range of $0.5 to $0.7 million, unchanged from previous guidance. This compares to interest expense in the second quarter of fiscal year 2004 of $0.1 million.

•	Income Taxes

❑	The income tax rate in the second quarter of fiscal year 2005 is projected to be in the range of 37.9% to 38.1%, versus previous guidance in the range of 38.1% to 38.5%. This compares to an income tax rate of 38.3% in the second quarter of fiscal year 2004.

•	Diluted Earnings Per Share

❑	Diluted earnings per share for the second quarter of fiscal year 2005 is projected to be in the range of $0.24 to $0.26 per diluted share, versus previous guidance in the range of $0.25 to $0.27 per diluted share. This earnings per share guidance represents a projected increase in diluted earnings per share in the range of 4.3% to 13.0% versus $0.23 in the second quarter of fiscal year 2004.

•	Merchandise Inventories

❑	Merchandise inventories at the end of the second quarter of fiscal year 2005 are projected to be in the range of $525.0 million to $550.0 million, versus previous guidance in the range of $475.0 million to $500.0 million. This represents a projected increase in merchandise inventories in the range of 28.0% to 34.1%, versus $410.0 million at the end of the second quarter of fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in the second quarter of fiscal year 2005 is projected to be in the range of $30.0 million to $31.0 million, unchanged from previous guidance, versus $27.3 million in the second quarter of fiscal year 2004.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in the second quarter of fiscal year 2005 is projected to be approximately $6.0 million, unchanged from previous guidance, versus $5.7 million in the second quarter of fiscal year 2004.

❑	FISCAL YEAR 2005 FINANCIAL GUIDANCE

•	Net Revenues

❑	Net revenues are projected to be in the range of $3.508 billion to $3.566 billion, versus previous guidance in the range of $3.503 billion to $3.573 billion. This represents a projected increase in net revenues in the range of 11.8% to 13.7% versus $3.137 billion in fiscal year 2004.

❑	Retail net revenues are projected to be in the range of $2.001 billion to $2.031 billion, versus previous guidance in the range of $1.991 billion to $2.027 billion. This represents a projected increase in retail net revenue growth in the range of 10.5% to 12.1% versus $1.811 billion in fiscal year 2004.

❑	Comparable store sales growth is projected to be in the range of 3.0% to 5.0%, unchanged from previous guidance. This compares to comparable store sales growth in fiscal year 2004 of 3.5%. Comparable stores exclude new retail concepts until such time as we believe that comparable store results in those concepts are meaningful to evaluating the performance of the retail strategy. For fiscal year 2005, we expect to continue to exclude West Elm, which currently has only one store operating for more than one year.

❑	Leased square footage is projected to increase in the range of 8.0% to 9.0%, unchanged from previous guidance. Selling square footage is projected to increase in the range of 7.0% to 8.0%, unchanged from previous guidance. This compares to leased and selling square footage growth in fiscal year 2004 of 11.4% and 10.9%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2004 Actual	Q1 2005 Actual			Q2 2005 Guidance			Q3 and Q4 2005 Guidance			FY 2005 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	254	1	<2>	253	4	<3>	254	6	<4>	256	11	<9> *
Pottery Barn	183	0	0	183	3	<1>	185	7	<1>	191	10	<2> *
Pottery Barn Kids	87	0	0	87	1	0	88	2	0	90	3	0
Hold Everything	9	0	0	9	2	0	11	0	0	11	2	0
West Elm	4	1	0	5	1	0	6	5	0	11	7	0
Williams-Sonoma Home	0	0	0	0	0	0	0	3	0	3	3	0
Outlets	15	1	<1>	15	0	0	15	0	0	15	1	<1> *
Total	552	3	<3>	552	11	<4>	559	23	<5>	577	37	<12>

*	Fiscal year 2005 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Outlets include 6 stores, 2 stores and 1 store, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened during the year due to square footage expansion, store modification, or relocation. Consistent with our definition of comparable stores, remodeled stores are removed from the comparable store base upon closure if the gross square footage changes by more than 20% or if the store is closed for seven or more consecutive days.

❑	Direct-to-customer net revenues (comprised of both catalog and Internet revenues) are projected to be in the range of $1.507 billion to $1.535 billion, versus previous guidance in the range of $1.512 billion to $1.546 billion. This represents a projected increase in direct-to-customer net revenue growth in the range of 13.7% to 15.8% versus $1.326 billion in fiscal year 2004.

❑	Catalog circulation is projected to increase in the range of 5.0% to 7.0%, unchanged from previous guidance. Page circulation is projected to increase in the range of 10.0% to 12.0% versus previous guidance of 11.0% to 13.0%. This compares to catalog and page circulation increases in fiscal year 2004 of 12.1% and 19.5%, respectively.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2005 Actual	Q2 2005 Guidance	Q3 2005 Guidance	Q4 2005 Guidance	FY 2005 Guidance
Net Retail Revenue	$397	$419 - $427	$444 - $452	$741 - $755	$2,001 - $2,031
Net Direct-to-Customer Revenue	$324	$355 - $363	$366 - $374	$462 - $474	$1,507 - $1,535
Total Net Revenue	$721	$774 - $790	$810 - $826	$1,203 - $1,229	$3,508 - $3,566
Comparable Store Sales	5.0%	1.5% - 3.5%	3.0% - 5.0%	3.0% - 5.0%	3.0% - 5.0%

•	Gross Margin

❑	Gross margin as a percentage of net revenues in fiscal year 2005 is projected to be in the range of 40.8% to 41.0%, versus previous guidance in the range of 40.6% to 40.8%. Fiscal year 2005 gross margin is expected to increase in the range of 30 to 50 basis points versus 40.5% in fiscal year 2004.

•	Selling, General and Administrative Expenses (SG&A)

❑

SG&A expenses as a percentage of net revenues in fiscal year 2005 are projected to be in the range of 30.6% to 30.8%, unchanged from previous guidance. SG&A expenses as a percentage of net revenues in fiscal year 2004 were 30.6%. This represents no change in the SG&A rate at the low end of the guidance range and a projected increase in the SG&A rate of 20 basis points at the high end of the guidance range. This SG&A expense guidance range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net for fiscal year 2005 is projected to be interest income in the range of $2.0 to $3.0 million, unchanged from previous guidance. This compares to interest income in fiscal year 2004 of $0.2 million.

•	Income Taxes

❑	The income tax rate for fiscal year 2005 is projected to be in the range of 38.4% to 38.8%, versus previous guidance in the range of 38.1% to 38.5%. This compares to an income tax rate in fiscal year 2004 of 38.5%.

•	Diluted Earnings Per Share

❑	Diluted earnings per share in fiscal year 2005 is expected to be in the range of $1.84 to $1.88, unchanged from previous guidance. This represents a projected increase in diluted earnings per share of 15.0% to 17.5% versus $1.60 in fiscal year 2004. This projected diluted earnings per share range does not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we now expect to implement in the first quarter of fiscal year 2006. Quarterly diluted earnings per share projections are shown in the table below.

Quarterly Diluted Earnings Per Share Projections

Quarter	Fiscal 2005 Guidance*	Fiscal 2004 Actual	Year-Over-Year % Increase
First Quarter	$0.22 (Actual)	$0.18	22.2%
Second Quarter	$0.24 to $0.26 (Guidance)	$0.23	4.3% to 13.0%
Third Quarter	$0.29 to $0.31 (Guidance)	$0.24	20.8% to 29.2%
Fourth Quarter	$1.07 to $1.11 (Guidance)	$0.95	12.6% to 16.8%
Fiscal Year	$1.84 to $1.88 (Guidance)	$1.60	15.0% to 17.5%

*	Quarterly diluted earnings per share amounts will vary within the ranges above. Therefore, the respective high and low estimates for the quarters should not be added together to derive an estimate for the fiscal year. These projected diluted earnings per share ranges do not give effect to any impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which we expect to implement in the first quarter of fiscal year 2006.

•	Merchandise Inventories

❑	Merchandise inventories at the end of fiscal year 2005 are projected to be in the range of $515.0 million to $525.0 million, versus previous guidance in the range of $500.0 million to $525.0 million. This represents a projected increase in the range of 13.8% to 16.0%, versus $452.4 million at the end of fiscal year 2004.

•	Capital Spending

❑	Fiscal year 2005 capital spending is projected to be in the range of $160.0 million to $180.0 million, unchanged from previous guidance, versus $181.5 million in fiscal year 2004.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in fiscal year 2005 is projected to be in the range of $125.0 million to $127.0 million versus previous guidance in the range of $124.0 million to $126.0 million. This compares to depreciation and amortization expense in fiscal year 2004 of $111.6 million.

•	Amortization of Deferred Lease Incentives

❑	Amortization of deferred lease incentives in fiscal year 2005 is projected to be in the range of $24.0 million to $25.0 million, unchanged from previous guidance, versus $22.5 million in fiscal year 2004.

❑	CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, May 24, 2005, at 7:00 A.M. (PT). The call, hosted by Ed Mueller, Chief Executive Officer, and Howard Lester, Chairman, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

❑	FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or they prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include new store openings, our future financial guidance and results, and statements related to the stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for the first quarter of 2005; new interpretations of current accounting rules; changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; construction and other delays in store openings; competition from companies with concepts or products similar to our concepts and products; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management commensurate with customer demand; our ability to anticipate and manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; construction delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve and control our systems and processes; changes to our information technology infrastructure; the effect of the 2004 natural disaster in Asia; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the Securities and Exchange Commission, including our Annual Report on

Form 10-K for the fiscal year ended January 30, 2005 and all subsequent current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

❑	ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing seven distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, Hold Everything, West Elm and Williams-Sonoma Home – are marketed through 552 stores, eight mail order catalogs and six e-commerce websites.

WILLIAMS -SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS )

	May 1, 2005	January 30, 2005	May 2, 2004
Assets
Current assets
Cash and cash equivalents	$115,668	$239,210	$74,615
Accounts receivable - net	46,744	42,520	40,918
Merchandise inventories - net	521,977	452,421	425,568
Prepaid catalog expenses	52,818	53,520	39,095
Prepaid expenses	39,451	38,018	25,734
Deferred income taxes	39,008	39,015	20,521
Other assets	8,514	9,061	4,649

Total current assets	824,180	873,765	631,100

Property and equipment - net	856,102	852,412	774,163
Other assets - net	21,961	19,368	15,878

Total assets	$1,702,243	$1,745,545	$1,421,141

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$164,859	$173,781	$129,909
Accrued salaries, benefits, and other	70,506	86,767	62,632
Customer deposits	153,673	148,535	131,883
Income taxes payable	18,913	72,052	16,051
Current portion of long-term debt	24,584	23,435	9,017
Other liabilities	18,229	17,587	17,463

Total current liabilities	450,764	522,157	366,955

Deferred rent and lease incentives	211,743	212,193	179,650
Long-term debt	17,474	19,154	27,858
Deferred income tax liabilities	21,062	21,057	8,908
Other long-term obligations	13,845	13,322	10,941

Total liabilities	714,888	787,883	594,312

Shareholders’ equity	987,355	957,662	826,829

Total liabilities and shareholders’ equity	$1,702,243	$1,745,545	$1,421,141

	Store Count					Average Leased Square Footage Per Store
Retail Concept	January 30, 2005	Openings	Closings	May 1, 2005	May 2, 2004	May 1, 2005	May 2, 2004
Williams-Sonoma	254	1	(2)	253	241	5,700	5,500
Pottery Barn	183	—	—	183	175	11,900	11,600
Pottery Barn Kids	87	—	—	87	81	7,800	7,700
Hold Everything	9	—	—	9	8	6,100	4,300
West Elm	4	1	—	5	1	15,000	9,500
Outlets	15	1	(1)	15	14	18,700	14,200

Total	552	3	(3)	552	520	8,500	8,100

	Total Store Square Footage
	January 30, 2005	May 1, 2005	May 2, 2004
Total store selling square footage (sq. ft.)	2,911,000	2,935,000	2,671,000
Total store leased square footage (sq. ft.)	4,637,000	4,700,000	4,231,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED MAY 1, 2005 AND MAY 2, 2004

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FIRST QUARTER
	2005 (13 Weeks)		2004 (13 Weeks)
	$	% of Revenues	$	% of Revenues

Retail revenues	$397,188	55.1%	$351,104	54.8%
Direct-to-customer revenues	323,500	44.9	289,806	45.2

Net revenues	720,688	100.0	640,910	100.0

Total cost of goods sold	435,766	60.5	395,534	61.7

Gross margin	284,922	39.5	245,376	38.3

Selling, general and administrative expenses	241,219	33.5	210,572	32.9

Earnings from operations	43,703	6.1	34,804	5.4
Interest expense (income) - net	(621)	0.1	136	—

Earnings before income taxes	44,324	6.1	34,668	5.4
Income taxes	18,151	2.5	13,278	2.1

Net earnings	$26,173	3.6%	$21,390	3.3%

Earnings per share:
Basic	$0.23		$0.18
Diluted	$0.22		$0.18

Shares used in calculation of earnings per share:
Basic	115,427		115,832
Diluted	118,109		119,155

WILLIAMS -SONOMA, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

THIRTEEN WEEKS ENDED MAY 1, 2005 AND MAY 2, 2004

(DOLLARS IN THOUSANDS )

	YEAR-TO-DATE
	2005 (13 Weeks)	2004 (13 Weeks)
Cash flows from operating activities
Net earnings	$26,173	$21,390

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	30,150	26,941
Net loss on disposal of assets	371	811
Amortization of deferred lease incentives	(6,131)	(5,292)
Tax benefit from exercise of stock options	5,316	3,741
Other	—	335
Changes in:
Accounts receivable	(3,751)	(9,364)
Merchandise inventories	(69,609)	(21,643)
Prepaid catalog expenses	702	(630)
Prepaid expenses and other assets	(2,992)	427
Accounts payable	(8,897)	(25,970)
Accrued salaries, benefits and other	(15,088)	(16,669)
Customer deposits	5,158	16,199
Deferred rent and lease incentives	5,205	9,060
Income taxes payable	(53,155)	(48,461)

Net cash used in operating activities	(86,548)	(49,125)

Cash flows from investing activities:
Purchases of property and equipment	(34,365)	(37,542)

Net cash used in investing activities	(34,365)	(37,542)

Cash flows from financing activities:
Repayment of long-term obligations	(531)	(502)
Proceeds from exercise of stock options	10,462	4,414
Repurchase of common stock	(12,387)	(6,840)
Credit facility renewal costs	(585)	(2)

Net cash used in financing activities	(3,041)	(2,930)

Effect of exchange rates on cash and cash equivalents	412	302

Net decrease in cash and cash equivalents	(123,542)	(89,295)

Cash and cash equivalents at beginning of period	239,210	163,910

Cash and cash equivalents at end of period	$115,668	$74,615